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                                                                   EXHIBIT 4.2



                                    ROYALTIES

With respect to a New Product only, Wyeth will pay royalties as a percentage of annual Net Sales of New Products, on a Product-by-Product basis, as follows:

1)       ***% of annual Net Sales up to $***.
2)       ***% of annual Net Sales above $*** up to $***.
3)       ***% of annual Net Sales above $*** up to $***.
4)       ***% of annual Net Sales above $***.